PROCEPT BioRobotics Reports Third Quarter 2025 Financial Results and Issues 2026 Revenue Guidance

SAN JOSE, Calif., November 4, 2025 -- PROCEPT BioRobotics® Corporation (Nasdaq: PRCT) (the “Company”), a surgical robotics company focused on advancing patient care by developing transformative solutions in urology, today reported unaudited financial results for the quarter ended September 30, 2025.

Recent Highlights

•Total revenue of $83.3 million for the third quarter of 2025, an increase of 43% compared to the prior year period in 2024
•U.S. handpiece and consumables revenue of $44.4 million for the third quarter of 2025, an increase of 50% compared to the prior year period in 2024
•The install base in the U.S. increased by 58 robotic systems in the third quarter of 2025
•U.S. system and rental revenue of $24.7 million for the third quarter of 2025, an increase of 26% compared to the prior year period in 2024
•International revenue of $9.4 million for the third quarter of 2025, an increase of 53% compared to the prior year period in 2024
•Maintained fiscal year 2025 total revenue guidance of approximately $325.5 million, an increase of 45% compared to the prior year period in 2024
•Issued fiscal year 2026 total revenue guidance in the range of $410 to $430 million, representing growth of 26% to 32% compared to fiscal 2025 revenue guidance of $325.5 million.

“In my initial weeks as CEO, I am pleased to report we delivered a strong performance. We accelerated U.S. system placements, demonstrating strong demand for the HYDROS® Robotic System, and achieved 43% year over year global revenue growth,” said Larry Wood, chief executive officer. “This quarter’s results underscore the strength of our business and the growing adoption of Aquablation therapy. My first two months at PROCEPT have only deepened my confidence in our significant growth potential. We remain focused on expanding awareness of Aquablation® therapy, driving patient activation and advancing our mission."

Third Quarter 2025 Financial Results

Total revenue for the third quarter of 2025 was $83.3 million, an increase of 43% compared to the prior year period. U.S. revenue was $73.9 million, representing growth of 42% compared to the prior year period. The increase was primarily driven by system sales to new hospital customers and increased handpiece revenue. U.S. handpiece and consumable revenue for the third quarter of 2025 was $44.4 million, an increase of 50% compared to the prior year period. U.S. system revenue for the third quarter of 2025 was $24.7 million, an increase of 26% compared to the prior year period. As of September 30, 2025, the install base of robotic systems in the U.S. was 653 systems. International revenue was $9.4 million for the quarter, an increase of 53% compared to the prior year period.

Gross margin for the third quarter 2025 was 65% compared to 63% in the prior year period. Gross margin expansion in the third quarter was due to improved operational efficiencies and overhead absorption, modestly offset by increased tariff expenses.

Operating expenses in the third quarter of 2025 were $77.2 million, compared with $59.3 million in the prior year period. The increase in operating expenses was primarily due to expenses to expand the commercial organization, increased research and development expenses, increased general and administrative expenses, and one-time expenses associated with the executive leadership transition.

Net loss was $21.4 million for the third quarter of 2025, compared to a loss of $21.0 million in the prior year period. Adjusted EBITDA was a loss of $7.4 million for the third quarter of 2025, compared to a loss of $12.4 million in the prior year period.

Cash, cash equivalents and restricted cash balances as of September 30, 2025, totaled $297.3 million.

Full Year 2025 Financial Guidance

•The Company reiterates revenue for the full year 2025 to be approximately $325.5 million, which represents 45% growth over the Company’s prior year revenue.
•The Company expects full year 2025 gross margins to be in the range of 64.0% to 64.5%. The Company expects a gross margin headwind of approximately $2.0 million in the fourth quarter, attributable to tariff-related costs.
•The Company reiterates full year 2025 total operating expense of approximately $302.0 million.

•The Company reiterates full year 2025 Adjusted EBITDA loss to be approximately ($35.0) million.

Full Year 2026 Financial Guidance
•The Company projects revenue for the full year 2026 to be in the range of $410 to $430 million, which represents growth of 26% to 32% over the Company’s 2025 revenue guidance range.

Adjusted EBITDA is a financial measure that is not prepared in accordance with generally accepted accounting principles in the United States (GAAP). For more information about the Company’s use of non-GAAP financial measures, please see the section below titled “Use of Non-GAAP Financial Measures (Unaudited).

Webcast and Conference Call Information
PROCEPT BioRobotics will host a conference call to discuss the third quarter 2025 financial results on Tuesday, November 4, 2025, at 4:30 p.m. Eastern Time.

Investors interested in listening to the conference call may do so by following one of the links below:
•Webcast link for interested listeners:
◦https://edge.media-server.com/mmc/p/ojteo5eq/
•Dial-in registration for sell-side research analysts:
◦https://register-conf.media-server.com/register/BIcd60b3c747ce43d491c58d7151c12c2a

About PROCEPT BioRobotics Corporation
PROCEPT BioRobotics’ mission is to revolutionize BPH treatment globally in partnership with urologists by delivering best-in-class robotic solutions that positively impact patients and drive value. PROCEPT BioRobotics manufactures the AQUABEAM® and HYDROS® Robotic Systems. The HYDROS® Robotic System is the only AI-Powered, robotic technology that delivers Aquablation therapy. PROCEPT BioRobotics designed Aquablation therapy to deliver effective, safe, and durable outcomes for males suffering from lower urinary tract symptoms or LUTS, due to BPH that are independent of prostate size and shape or surgeon experience. BPH is the most common prostate disease and impacts approximately 40 million men in the United States. The Company has developed a significant and growing body of clinical evidence with over 150 peer-reviewed publications, supporting the benefits and clinical advantages of Aquablation therapy.
Use of Non-GAAP Financial Measures (Unaudited)
This press release references Adjusted EBITDA, a financial measure that is not prepared in accordance with generally accepted accounting principles in the United States (GAAP). The Company defines Adjusted EBITDA as earnings before interest expense, taxes, depreciation and amortization and stock-based compensation. Non-GAAP financial measures are not a substitute for or superior to measures of financial performance prepared in accordance with GAAP and should not be considered as an alternative to any other performance measures derived in accordance with GAAP.
The Company believes that presenting Adjusted EBITDA provides useful supplemental information to investors about the Company in understanding and evaluating its operating results, enhancing the overall understanding of its past performance and future prospects, and allowing for greater transparency with respect to key financial metrics used by its management in financial and operational decision making. However, there are a number of limitations related to the use of non-GAAP measures and their nearest GAAP equivalents. For example, other companies may calculate non-GAAP measures differently, or may use other measures to calculate their financial performance, and therefore any non-GAAP measures the Company uses may not be directly comparable to similarly titled measures of other companies.
Forward Looking Statements
This release contains forward‐looking statements within the meaning of federal securities laws, including with respect to the Company’s projected financial performance for full year 2025 and 2026, statements regarding the potential utilities, values, benefits and advantages of Aquablation therapy performed using PROCEPT BioRobotics’ products, including AquaBeam or Hydros Robotic Systems, which involve risks and uncertainties that could cause the actual results to differ materially from the anticipated results and expectations expressed in these forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements. Forward-looking statements are only predictions based on the Company’s current expectations, estimates, and assumptions, valid only as of the date they are made, and subject to risks and uncertainties, some of which the Company is not currently aware. Forward-looking statements may include statements regarding financial guidance, market opportunity and penetration, clinical trial outcomes, the Company’s possible or assumed future results of operations, including descriptions of the Company’s revenues, gross margins, profitability, operating expenses, installed base growth, commercial momentum and overall business strategy. Forward‐looking statements should not be read as a guarantee of future performance or results and may not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. These forward‐looking statements are based on the Company’s current expectations and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward‐looking statements as a result of these risks and uncertainties. These risks and uncertainties are described more fully in the section titled “Risk Factors” in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including the Company’s annual report on Form 10-K filed with the SEC on February 27, 2025, and amended on April 11, 2025, and subsequent quarterly reports on Form 10-Q. PROCEPT BioRobotics does not undertake any obligation to update forward‐looking statements and expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward‐looking statements contained herein. These forward-looking statements should not be relied upon as representing PROCEPT BioRobotics’ views as of any date subsequent to the date of this press release.
Important Safety Information
All surgical treatments have inherent and associated side effects. For a list of potential side effects visit https://aquablation.com/safety-information/

Investor Contact:
Matt Bacso
VP, Investor Relations and Business Operations
m.bacso@procept-biorobotics.com

PROCEPT BioRobotics Corporation
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Revenue	$83,327	$58,370	$231,671	$156,262
Cost of sales	29,321	21,459	81,758	62,835
Gross profit	54,006	36,911	149,913	93,427
Operating expenses:
Research and development	18,187	16,647	52,221	47,232
Selling, general and administrative	59,011	42,691	170,510	123,099
Total operating expenses	77,198	59,338	222,731	170,331
Loss from operations	(23,192)	(22,427)	(72,818)	(76,904)
Interest expense	(919)	(1,140)	(2,692)	(3,215)
Interest and other income, net	2,700	2,593	9,783	7,562
Net loss	$(21,411)	$(20,974)	$(65,727)	$(72,557)
Net loss per share, basic and diluted	$(0.38)	$(0.40)	$(1.19)	$(1.41)
Weighted-average common shares used to
Compute net loss per share attributable to
Common shareholders, basic and diluted	55,727	52,011	55,366	51,550

PROCEPT BioRobotics Corporation
RECONCILIATION OF GAAP NET LOSS TO ADJUSTED EBITDA
(Unaudited, in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Net loss	$(21,411)	$(20,974)	$(65,727)	$(72,557)
Depreciation and amortization expense	1,619	1,328	4,681	3,781
Stock-based compensation expense	14,490	8,512	36,761	22,755
Interest (income) and interest expense, net	(2,093)	(1,296)	(6,913)	(4,694)
Adjusted EBITDA	$(7,395)	$(12,430)	$(31,198)	$(50,715)

PROCEPT BioRobotics Corporation
RECONCILIATION OF GAAP NET LOSS TO ADJUSTED 2025 EBITDA Guidance
(Unaudited, in thousands)

2025
Net loss	$(84,500)
Depreciation and amortization expense	6,800
Stock-based compensation expense	51,000
Interest (income) and interest expense, net	(8,300)
Adjusted EBITDA	$(35,000)

PROCEPT BioRobotics Corporation
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands)

	September 30, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$294,281	$333,725
Accounts receivable, net	84,504	83,496
Inventory	66,715	56,168
Prepaid expenses and other current assets	9,252	8,453
Total current assets	454,752	481,842
Restricted cash, non-current	3,038	3,038
Property and equipment, net	30,022	26,709
Operating lease right-of-use assets, net	17,904	18,941
Intangible assets, net	727	932
Other assets	5,098	2,555
Total assets	$511,541	$534,017

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$11,118	$10,032
Accrued compensation	21,797	21,537
Deferred revenue	10,665	9,565
Operating leases, current	2,135	1,910
Loan facility liability	—	2,000
Other current liabilities	8,183	8,089
Total current liabilities	53,898	53,133
Long-term debt	51,566	51,472
Operating leases, non-current	25,225	26,868
Other liabilities	576	324
Total liabilities	131,265	131,797

Stockholders’ equity:
Additional paid-in capital	991,945	948,091
Accumulated other comprehensive gain	42	114
Accumulated deficit	(611,711)	(545,985)
Total stockholders’ equity	380,276	402,220
Total liabilities and stockholders’ equity	$511,541	$534,017

PROCEPT BioRobotics Corporation
REVENUE BY TYPE AND GEOGRAPHY
(Unaudited, in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
U.S.
System sales and rentals	$24,747	$19,643	$65,400	$50,978
Handpieces and other consumables	44,411	29,620	125,668	81,217
Service	4,754	2,952	12,723	7,888
Total U.S. revenue	73,912	52,215	203,791	140,083
Outside of U.S.
System sales and rentals	3,391	3,155	10,179	7,974
Handpieces and other consumables	5,316	2,616	15,805	7,230
Service	708	384	1,896	975
Total outside of U.S. revenue	9,415	6,155	27,880	16,179
Total revenue	$83,327	$58,370	$231,671	$156,262